Exhibit 99.1

Atlantic Coast Federal Corporation Revises Previously Announced Fourth Quarter 2009 Results to Record Deferred Tax Asset Valuation Allowance

WAYCROSS, Ga.--(BUSINESS WIRE)--March 31, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported that, subsequent to the issuance of preliminary unaudited results for the fourth quarter and year ended December 31, 2009, the Company has determined the necessity of a valuation allowance for the Company's remaining $6.2 million of its deferred tax asset.

In the third quarter of 2009, the Company established a valuation allowance for approximately 50% of the deferred tax asset. Even though the Company witnessed some encouraging signs that its loan portfolio began to stabilize in the second half of 2009, particularly with respect to declining levels of non-performing assets in both the third and fourth quarters of the year, the Company decided to reevaluate the potential realization of the deferred tax asset considering it now appears likely that loan losses may remain at higher levels in 2010 as Atlantic Coast Bank continues to negotiate loan restructurings and work-outs. These factors created further uncertainty about the Company's ability to fully utilize the benefit of the deferred tax asset.

Accordingly, the Company has recorded a $6.2 million non-cash charge to increase its valuation allowance to match the full recorded amount of the deferred tax asset; this amount was included in the Company's tax provision for the fourth quarter and year ended December 31, 2009. The valuation allowance, which can be released in future periods if the Company returns to profitability, had no impact on the Company's liquidity or its well-capitalized status.

As a result of the valuation allowance, income tax expense was $5.8 million for the fourth quarter of 2009 compared with a previously reported tax benefit of $0.5 million. Income tax expense was $6.1 million for the year ended December 31, 2009, versus a previously reported tax benefit of $0.2 million. The net loss was $9.5 million or $0.72 per diluted share for the fourth quarter of 2009, up from the previously reported net loss of $3.2 million or $0.24 per diluted share. The net loss was $29.3 million or $2.24 per diluted share for the year ended December 31, 2009, up from the previously reported net loss of $23.0 million or $1.76 per diluted share.

Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "Given the challenging environment in which we continue to operate and the possibility of a long and slow economic recovery, we believed it prudent to address risk inherent in our deferred tax asset for 2009. With this action, we have put behind us the valuation uncertainties associated with both goodwill and the deferred tax asset, and we enter 2010 with a stronger balance sheet."

Tables at the end of this news release reflect the complete revisions attributable to the subsequent addition to the valuation allowance for deferred tax assets.

About the Company

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Revised Financial Highlights (In thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest income	$11,548	$13,616	$48,718	$55,259
Interest expense	6,149	8,225	26,935	32,009
Net interest income	5,399	5,391	21,783	23,250
Provision for loan losses	6,216	4,709	24,873	13,948
Net interest income (loss) after provision for loan losses	(817)	682	(3,090)	9,302
Non-interest income (loss)	(408)	1,490	4,165	10,949
Non-interest expense	2,432	7,136	24,300	26,329
Loss before income taxes	(3,657)	(4,964)	(23,225)	(6,078)
Income tax expense (benefit)	5,828	(1,714)	6,110	(3,233)
Net loss	$(9,485)	$(3,250)	$(29,335)	$(2,845)
Net loss per share:
Basic	$(0.72)	$(0.25)	$(2.24)	$(0.22)
Diluted	$(0.72)	$(0.25)	$(2.24)	$(0.22)
Weighted average shares outstanding:
Basic	13,118	13,072	13,105	13,135
Diluted	13,118	13,072	13,105	13,135

		Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Total assets		$905,561	$945,280	$996,089
Cash and cash equivalents		37,144	50,051	34,058
Securities available for sale		177,938	172,386	147,474
Loans receivable, net		614,371	647,303	741,879
Total deposits		555,444	600,157	624,606
Federal Home Loan Bank Advances		182,694	177,670	184,850
Securities sold under agreements to purchase		92,800	92,800	92,800
Stockholders' equity		56,541	65,795	83,960

Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2009 and 2008, may be found at the following link: http://www.irinfo.com/acfc/ACFC4Q09cfg.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2009, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376